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                                  EXHIBIT 10.8

               AGREEMENT BETWEEN THE COMPANY AND TIMOTHY P. HICKS

We are pleased to offer you the position of Executive Vice President, Marketing, for Data Dimensions, Inc. You will be located in Bellevue and will report directly to me. It is hoped that you will commence your employment on Monday, October 12, 1997, or earlier, if practicable.

Your compensation package will consist of:

o Monthly salary of $13,750 (annual $165,000), paid in accordance with our payroll schedule, which is currently bi-weekly as earned.

o You will be eligible for a performance bonus of between 30% and 50% of your base annualized salary for fiscal year 1999, commencing January 1, 1999. This bonus will be predicated upon meeting mutually agreed-upon performance objectives.

o Options to purchase 80,000 shares of Data Dimensions, Inc., common stock subject to the approval of the Board of Directors. The exercise price of the options will be based on the market close on the day you begin employment with Data Dimensions, Inc. The options will vest in quarters (25%), annually, on the anniversary date of your employment.

     In the event your employment is terminated for other than cause, your salary, benefits and stock options will be extended for six months. In the event there is a change in Company ownership, your salary and benefits will be extended for six months and your stock options will be completely vested.

     Company standard vacation, group medical and other benefits, as outlined in the Employee Handbook (enclosed).

A moving and living allowance of $15,000 will be provided to you to allocate in any way you see fit. (It is our understanding that actual expenses incurred in the relocation are tax deductible. The remainder, if any, will be considered current income.)

There are other details to be discussed. I suggest you plan to meet with me before your official start date. Please schedule a convenient time with my assistant Carol Stockton.

Please indicate your acceptance by signing below and returning a copy to me.

Tim, we look forward to working with you as we continue to make Data Dimensions a success.

Sincerely,

DATA DIMENSIONS, INC.

/S/  LARRY W. MARTIN
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Larry W. Martin,
Chief Executive Officer and President

Accepted and Agreed to by:


/S/  TIMOTHY P. HICKS                               September 28, 1998
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Timothy P. Hicks                                    Date